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Press Release


FOR IMMEDIATE RELEASE


         CREDITOR, EQUITY CLASSES OVERWHELMINGLY APPROVE LAMONTS' PLAN;
                       COMPANY RETAINS INVESTMENT BANKERS

          KIRKLAND, WASH. - DEC. 23, 1996 - Lamonts Apparel, Inc., which operates 38 family apparel stores in five northwestern states, reported today in a filing with the Bankruptcy Court that "overwhelming majorities" of all impaired creditor and equity classes had voted in favor of the company's Plan of Reorganization.

          "It is gratifying to receive such extensive support," stated Alan Schlesinger, chairman and chief executive officer of Lamonts.

          In a related matter, the company also confirmed that it has retained Gordian Group, L.P., a New York-based investment bank, to explore recapitalization opportunities. Mr. Schlesinger stated that "additional funds from a recapitalization would enable the company to accelerate plans to open new stores, improve existing stores, enhance management information systems and further implement its successful new merchandising strategies." Lamonts has been advised that a recapitalization would be facilitated by the company's remaining in Chapter 11 reorganization. Accordingly, Lamonts and the official committees representing the unsecured creditors, bondholders, and equityholders have requested, and the Court has approved that the confirmation hearing begin as scheduled on January 6, 1997 and continue on April 14, 1997 to afford the company adequate time in which to investigate recapitalization opportunities.

          Lamonts Apparel, Inc. is headquartered in the greater Seattle area. Founded in 1967, the company employs approximately 2,000 employees at its headquarters in Kirkland and its 38 stores located in Alaska, Idaho, Oregon, Utah and Washington.